Exhibit 99.01

FOR IMMEDIATE RELEASE	Media Relations:	Catherine Brady
+1-617-945-9316
catherine@jpa.com

	Investors Relations:	PCG Advisory
Adam Holdsworth
+1-646-862-4607
adamh@pcgadvisory.com

GenSpera Enters National Phase with Patent Application for Injectable Prodrug Formulations

Company Expands Its Broad Intellectual Property Portfolio

SAN ANTONIO, May 6, 2015 — GenSpera, Inc. (OTCQB: GNSZ) announced today that the patent application “Injectable Cancer Compositions” has entered the national phase application process in 17 countries and regions, including Europe, Eurasia, Japan, China, Brazil and the United States. When awarded, the resulting patent application will extend the exclusivity period for GenSpera’s core intellectual property around its entire platform technology, including its lead drug candidate, mipsagargin, until 2033.

This recent patent application contains composition-of-matter claims for an injectable form of thapsigargin-containing prodrugs, including a lyophilized emulsion form of the drugs, which has demonstrated physical and chemical stability under appropriate storage conditions. The injectable form of these prodrugs is not only easier to administer to patients as compared to a standard infusion, but it is also easier to store and transport to a patient site.

“These types of patents are extremely important in building true intrinsic value in GenSpera’s core assets,” said Craig A. Dionne, Ph.D., GenSpera’s chief executive officer. “Not only do they extend patent life in all major markets, they also expand opportunities for use by non-oncologists, such as urologists and other primary caregivers, who may not have easy access to infusion bays to deliver drugs. This aspect of drug life-cycle management has been particularly appreciated during our discussions with potential licensing partners.”

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GenSpera Granted New Patent, cont.

About GenSpera

GenSpera, Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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